Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2020 Third Quarter and Year-to-Date Results

•Revenue $241.6 Million in Q3 Fiscal 2020; Organic Revenue up 0.5% versus Prior Year Q3
•GAAP Diluted EPS of $0.75 in Q3 Fiscal 2020; Adjusted EPS of $0.81, Up 11% Versus Prior Year Q3
•Year-to-date Cash Flow From Operations of $161.0 Million; Non-GAAP Free Cash Flow of $154.3 Million
•Raising FY’20 EPS Outlook to $2.85 to $2.87 From $2.76 to $2.83 Previously

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 6, 2020-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third quarter and year-to-date fiscal 2020 ended December 31, 2019.

“Our third quarter and year to-date results reflect the benefits of our effective and proven three-pillar strategy. Positive organic top-line trends benefitted from continued strong consumption across our portfolio. We continue to generate strong cash flows and a consistent EBITDA margin profile, which allowed us to further reduce debt in Q3 and opportunistically repurchase shares year-to-date. Execution of our brand-building playbook combined with our disciplined and opportunistic capital deployment strategy are enabling us to raise our EPS outlook for full-year fiscal 2020,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2019

Reported revenues in the third quarter of fiscal 2020 were $241.6 million compared to $241.4 million in the third quarter of fiscal 2019. Revenues were up 0.5% on an organic basis, which excludes the effect of foreign currency. The revenue performance for the quarter was driven by a strong international segment performance as well as consumption gains in the Company’s core brand portfolio domestically, partially offset by continued retailer inventory reductions.

Reported gross profit margin in the third quarter fiscal 2020 was 56.9% compared to 57.7% in the prior year comparable period. Excluding transition costs associated with a new logistics provider and location, adjusted gross profit margin was 58.0% in third quarter fiscal 2020, a slight increase versus the prior year third quarter.

Reported net income for the third quarter of fiscal 2020 totaled $38.1 million, and $41.2 million in net income on a non-GAAP adjusted basis, versus the prior year comparable period net income of $38.2 million. Diluted earnings per share were $0.75 for the third quarter fiscal 2020, and $0.81 after one-time adjustments, compared to $0.73 per share in the prior year comparable period.

Adjustments to net income in the third quarter of fiscal 2020 included costs associated with a new logistics provider and location as well as a loss on extinguishment of debt, and the related income tax effects of each adjustment.

First Nine Months of Fiscal 2020 Ended December 31, 2019

Reported revenues for the first nine months of fiscal 2020 were $711.8 million compared to $734.8 million in the first nine months of fiscal 2019. Revenues were up slightly on an organic basis, which excludes the effect of foreign currency and the divestiture of the non-core Household Cleaning segment in the prior year. The revenue performance for the first nine months of fiscal 2020 was driven by strong international segment growth as well as consumption gains in the Company’s core brand portfolio domestically, partially offset by retailer inventory reductions.

Reported gross profit margin in the first nine months of fiscal 2020 was 57.4%, or 57.9% after excluding the one-time effects of the company’s transition to a new logistics provider and location, and compared to 56.8% for the first nine months of fiscal 2019.

Reported net income for the first nine months of fiscal 2020 totaled $105.2 million versus the prior year comparable period net income of $103.5 million. Diluted earnings per share were $2.05 for the first nine months of fiscal 2020, compared to $1.97 per share in the prior year comparable period. Non-GAAP adjusted net income for the first nine months of fiscal 2020 was $109.5 million, versus the prior year comparable period’s adjusted net income of $108.2 million. Non-GAAP adjusted earnings per share were $2.14 per share for the first nine months of fiscal 2020, compared to $2.06 per share in the first nine months of fiscal 2019.

Adjustments to net income in the first nine months of fiscal 2020 included costs associated with a new logistics provider and location as well as a loss on extinguishment of debt, and the related income tax effects of the adjustments. Adjustments to net income in the first nine months of fiscal 2019 included legal and various other costs and a gain associated with the Household Cleaning segment divestiture and the related income tax, as well as accelerated amortization of debt origination costs.

Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the third quarter fiscal 2020 increased to $58.0 million from $43.3 million during the same period a year earlier. Non-GAAP free cash flow for the third quarter fiscal 2020 was $56.3, million compared to $57.2 million in the prior year comparable period. For the first nine months of fiscal 2020 net cash provided by operating activities was $161.0 million compared to $138.4 million during the same period a year earlier. Non-GAAP free cash flow for the first nine months of fiscal 2020 was $154.3 million compared to $154.9 million in the prior year comparable period.

In fiscal 2020 year-to-date, the Company primarily used its cash flow to focus on debt reduction. The Company also fully executed an authorized $50 million share repurchase program during the first two fiscal quarters of 2020.

During the third quarter 2020 the Company completed a $400 million issuance of new senior notes which replaced the same amount of senior notes previously due in fiscal 2022. The new notes extend the maturity to fiscal 2028 at an approximate $1 million annual savings.

The Company's net debt position as of December 31, 2019 was approximately $1.7 billion, compared to approximately $1.8 billion at December 31, 2018. At the end of the third quarter fiscal 2020 the Company's covenant-defined leverage ratio was 4.9x.

Segment Review

North American OTC Healthcare: Segment revenues totaled $214.9 million for the third quarter of fiscal 2020, compared to the prior year comparable quarter's revenues of $216.8 million. The third quarter fiscal 2020 revenue performance was attributable to increased consumption for the Company’s core OTC brands which was more than offset by retailer inventory reductions.

For the first nine months of the current fiscal year, reported revenues for the North American OTC Healthcare segment were $639.6 million compared to $647.5 million in the prior year comparable period. The first nine months of fiscal year 2020 were favorably impacted by increased consumption for the Company’s brand portfolio, but more than offset by inventory reductions at certain key retailers.

International OTC Healthcare: Segment fiscal third quarter 2020 revenues totaled $26.7 million, an approximate 8% increase versus $24.6 million reported in the prior year comparable period. Revenues versus the prior year third quarter benefitted from consumption and shipment growth in Australia and Asia-Pacific, partially offset by unfavorable foreign currency of approximately $1 million.

For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $72.2 million versus the prior year’s comparable period’s revenues of $67.4 million, attributable to consumption and shipment growth in the Asia-Pacific region, including the Company’s brand portfolio in Australia and Southeast Asia. Growth was partially offset by unfavorable foreign currency exchange rates of approximately $3 million.

Household Cleaning: The Company sold its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues, with no reported revenue in subsequent quarters.

Commentary and Outlook for Fiscal 2020

Ron Lombardi, CEO, stated, “We are pleased with our third quarter results on a number of fronts. First, we experienced a continuation of solid consumption trends driven by our brand-building investment strategy. Second, we are more than halfway through the transition to a new third-party logistics provider and location which is proceeding as planned. Finally, we continue to generate strong cash flows from our leading financial profile, which we used for debt reduction in Q3.”

Mr. Lombardi continued, “Our strong operating results and disciplined use of cash flow during the first nine months of the fiscal year has enabled us to raise our EPS outlook for full-year fiscal 2020. As we look ahead to fiscal 2021, we anticipate continuing to benefit from our diversified portfolio of leading brands which has us well positioned in a continued challenging retailer environment. We expect our robust financial profile, enhanced by our disciplined capital deployment strategy, to continue to create value for our stakeholders. These attributes and our year-to-date performance keep us well positioned to capitalize on our long-term growth prospects,” Mr. Lombardi concluded.

Fiscal 2020 Full-Year Outlook
Revenue	$947 to $957 million
Organic Growth Percentage*	Approximately Flat
Adjusted E.P.S.*	$2.85 to $2.87
Adjusted Free Cash Flow*	$200 million or more hh

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Fiscal Q3 2020 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its second quarter results today, February 6, 2020 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 5006769. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 5006769.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "prospects," "outlook,"

"plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the expected consumption trends and market share for the Company’s products, costs and timing of the transition to a new logistics provider, the Company's expectations regarding future operating results including revenues, organic growth, earnings per share and free cash flow, the Company’s disciplined capital allocation, the Company’s ability to create value for its stakeholders and reduce debt and the Company’s ability to position itself for long-term growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, the impact of the transition to a new third party logistics provider, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2019	2018	2019	2018
Total revenues	$241,552	$241,414	$711,775	$734,751

Cost of Sales
Cost of sales excluding depreciation	102,900	100,997	300,318	313,713
Cost of sales depreciation	1,157	1,182	3,144	3,708
Cost of sales	104,057	102,179	303,462	317,421
Gross profit	137,495	139,235	408,313	417,330

Operating Expenses
Advertising and promotion	33,559	34,504	107,027	108,657
General and administrative	21,308	20,485	65,528	68,460
Depreciation and amortization	6,224	6,705	18,520	20,545
Gain on divestiture	—	—	—	(1,284)
Total operating expenses	61,091	61,694	191,075	196,378
Operating income	76,404	77,541	217,238	220,952

Other (income) expense
Interest income	(245)	(39)	(320)	(172)
Interest expense	24,520	26,366	74,092	79,509
Other (income) expense, net	(580)	218	695	640
Loss on extinguishment of debt	2,155	—	2,155	—
Total other expense	25,850	26,545	76,622	79,977
Income before income taxes	50,554	50,996	140,616	140,975
Provision for income taxes	12,496	12,829	35,381	37,501
Net income	$38,058	$38,167	$105,235	$103,474

Earnings per share:
Basic	$0.76	$0.74	$2.07	$1.99
Diluted	$0.75	$0.73	$2.05	$1.97

Weighted average shares outstanding:
Basic	50,378	51,881	50,840	52,119
Diluted	50,831	52,202	51,226	52,431

Comprehensive income, net of tax:
Currency translation adjustments	3,497	(2,020)	(311)	(7,139)
Total other comprehensive income (loss)	3,497	(2,020)	(311)	(7,139)
Comprehensive income	$41,555	$36,147	$104,924	$96,335

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2019	March 31, 2019

Assets
Current assets
Cash and cash equivalents	$28,591	$27,530
Accounts receivable, net of allowance of $21,475 and $12,965, respectively	144,502	148,787
Inventories	121,363	119,880
Prepaid expenses and other current assets	5,913	4,741
Total current assets	300,369	300,938

Property, plant and equipment, net	53,233	51,176
Operating lease right-of-use asset	31,342	—
Finance lease right-of-use assets, net	5,895	—
Goodwill	577,635	578,583
Intangible assets, net	2,491,539	2,507,210
Other long-term assets	4,189	3,129
Total Assets	$3,464,202	$3,441,036

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$50,408	$56,560
Accrued interest payable	14,482	9,756
Operating lease liabilities, current portion	6,377	—
Finance lease liabilities, current portion	1,159	—
Other accrued liabilities	76,610	60,663
Total current liabilities	149,036	126,979

Long-term debt, net	1,701,313	1,798,598
Deferred income tax liabilities	407,776	399,575
Long-term operating lease liabilities, net of current portion	26,200	—
Long-term finance lease liabilities, net of current portion	4,725	—
Other long-term liabilities	18,658	20,053
Total Liabilities	2,307,708	2,345,205

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,779 shares at December 31, 2019 and 53,670 shares at March 31, 2019	537	536
Additional paid-in capital	485,838	479,150
Treasury stock, at cost - 3,525 shares at December 31, 2019 and 1,871 shares at March 31, 2019	(110,878)	(59,928)
Accumulated other comprehensive loss, net of tax	(26,058)	(25,747)
Retained earnings	807,055	701,820
Total Stockholders' Equity	1,156,494	1,095,831
Total Liabilities and Stockholders' Equity	$3,464,202	$3,441,036

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2019	2018
Operating Activities
Net income	$105,235	$103,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,664	24,253
Gain on divestiture	—	(1,284)
Loss on disposal of property and equipment	184	197
Deferred income taxes	7,383	3,309
Amortization of debt origination costs	2,766	4,543
Stock-based compensation costs	5,682	6,160
Loss on extinguishment of debt	2,155	—
Non-cash operating lease cost	6,117	—
Interest expense relating to ROU assets	34	—
Other	—	247
Changes in operating assets and liabilities:
Accounts receivable	4,624	5,398
Inventories	(817)	(11,081)
Prepaid expenses and other current assets	(879)	4,073
Accounts payable	(6,091)	(12,787)
Accrued liabilities	20,724	13,260
Operating lease liabilities	(6,430)	—
Other	(1,353)	(1,325)
Net cash provided by operating activities	160,998	138,437

Investing Activities
Purchases of property, plant and equipment	(9,055)	(7,139)
Escrow receipt	750	—
Proceeds from divestiture	—	65,912
Net cash (used in) provided by investing activities	(8,305)	58,773

Financing Activities
Proceeds from issuance of 5.125% Senior Notes	400,000	—
Repayment of 5.375% Senior Notes	(400,000)	—
Term loan repayments	(21,000)	(155,000)
Borrowings under revolving credit agreement	45,000	45,000
Repayments under revolving credit agreement	(120,000)	(45,000)
Payment of debt costs	(5,793)	—
Payments of finance leases	(252)	—
Proceeds from exercise of stock options	1,007	2,931
Fair value of shares surrendered as payment of tax withholding	(974)	(2,281)
Repurchase of common stock	(49,976)	(49,978)
Net cash used in financing activities	(151,988)	(204,328)

Effects of exchange rate changes on cash and cash equivalents	356	(758)
Increase in cash and cash equivalents	1,061	(7,876)
Cash and cash equivalents - beginning of period	27,530	32,548
Cash and cash equivalents - end of period	$28,591	$24,672

Interest paid	$66,305	$69,955
Income taxes paid	$21,212	$24,404

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$214,892	$26,660	$—	$241,552
Cost of sales	93,937	10,120	—	104,057
Gross profit	120,955	16,540	—	137,495
Advertising and promotion	29,025	4,534	—	33,559
Contribution margin	$91,930	$12,006	$—	103,936
Other operating expenses				27,532
Operating income				76,404
Other expense				25,850
Income before income taxes				50,554
Provision for income taxes				12,496
Net income				$38,058
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$639,554	$72,221	$—	$711,775
Cost of sales	275,679	27,783	—	303,462
Gross profit	363,875	44,438	—	408,313
Advertising and promotion	94,634	12,393	—	107,027
Contribution margin	$269,241	$32,045	$—	301,286
Other operating expenses				84,048
Operating income				217,238
Other expense				76,622
Income before income taxes				140,616
Provision for income taxes				35,381
Net income				$105,235
*Intersegment revenues of $2.1 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$216,776	$24,638	$—	$241,414
Cost of sales	91,594	10,585	—	102,179
Gross profit	125,182	14,053	—	139,235
Advertising and promotion	30,316	4,188	—	34,504
Contribution margin	$94,866	$9,865	$—	104,731
Other operating expenses				27,190
Operating income				77,541
Other expense				26,545
Income before income taxes				50,996
Provision for income taxes				12,829
Net income				$38,167
* Intersegment revenues of $1.3 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$647,501	$67,439	$19,811	$734,751
Cost of sales	272,754	28,079	16,588	317,421
Gross profit	374,747	39,360	3,223	417,330
Advertising and promotion	96,899	11,328	430	108,657
Contribution margin	$277,848	$28,032	$2,793	308,673
Other operating expenses				87,721
Operating income				220,952
Other expense				79,977
Income before income taxes				140,975
Provision for income taxes				37,501
Net income				$103,474
* Intersegment revenues of $5.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture, allocated cost that remain after divestiture and impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse and divestiture.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain transition and divestiture-related costs.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before net interest expense (income), income taxes provision (benefit), and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA before certain transition, other costs associated with new warehouse and divestiture, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain transition, other costs associated with new warehouse and divestiture, and loss on extinguishment of debt.
•Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.
•Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse and divestiture.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,717,000 at December 31, 2019) less cash and cash equivalents ($28,591 at December 31, 2019). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$241,552	$241,414	$711,775	$734,751
Revenue Growth	0.1%		(3.1)%
Adjustments:
Revenues associated with divestiture	—	—	—	(19,811)
Allocated costs that remain after divestiture	—	—	—	(659)
Impact of foreign currency exchange rates	—	(977)	—	(3,534)
Total adjustments	—	(977)	—	(24,004)
Non-GAAP Organic Revenues	$241,552	$240,437	$711,775	$710,747
Non-GAAP Organic Revenue Growth	0.5%		0.1%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$241,552	$241,414	$711,775	$734,751

GAAP Gross Profit	$137,495	$139,235	$408,313	$417,330
GAAP Gross Profit as a Percentage of GAAP Total Revenue	56.9%	57.7%	57.4%	56.8%
Adjustments:
Transition and other costs associated with new warehouse and divestiture (1)	2,555	—	3,962	170
Total adjustments	2,555	—	3,962	170
Non-GAAP Adjusted Gross Margin	$140,050	$139,235	$412,275	$417,500
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	58.0%	57.7%	57.9%	56.8%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
GAAP General and Administrative Expense	$21,308	$20,485	$65,528	$68,460
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	8.8%	8.5%	9.2%	9.3%

Adjustments:
Transition and other costs associated with divestiture (1)	—	—	—	4,272
Total adjustments	—	—	—	4,272
Non-GAAP Adjusted General and Administrative Expense	$21,308	$20,485	$65,528	$64,188
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	8.8%	8.5%	9.2%	8.7%
(1) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income	$38,058	$38,167	$105,235	$103,474
Interest expense, net	24,275	26,327	73,772	79,337
Provision for income taxes	12,496	12,829	35,381	37,501
Depreciation and amortization	7,381	7,887	21,664	24,253
Non-GAAP EBITDA	82,210	85,210	236,052	244,565
Non-GAAP EBITDA Margin	34.0%	35.3%	33.2%	33.3%
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (1)	2,555	—	3,962	170
Transition and other costs associated with divestiture in General and Administrative Expense (2)	—	—	—	4,272
Loss on extinguishment of debt	2,155	—	2,155	—
Gain on divestiture	—	—	—	(1,284)
Total adjustments	4,710	—	6,117	3,158
Non-GAAP Adjusted EBITDA	$86,920	$85,210	$242,169	$247,723
Non-GAAP Adjusted EBITDA Margin	36.0%	35.3%	34.0%	33.7%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(2) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2019	2019 Adjusted EPS	2018	2018 Adjusted EPS	2019	2019 Adjusted EPS	2018	2018 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$38,058	$0.75	$38,167	$0.73	$105,235	$2.05	$103,474	$1.97
Adjustments:
Transition and other costs associated with new warehouse and divestiture in Cost of Goods Sold (1)	2,555	0.05	—	—	3,962	0.08	170	—
Transition and other costs associated with divestiture in General and Administrative Expense (2)	—	—	—	—	—	—	4,272	0.08
Loss on extinguishment of debt	2,155	0.04	—	—	2,155	0.04		—
Gain on divestiture	—	—	—	—	—	—	(1,284)	(0.02)
Accelerated amortization of debt origination costs	—	—	—	—	—	—	706	0.01
Tax impact of adjustments (3)	(1,196)	(0.02)	—	—	(1,554)	(0.03)	420	0.01
Normalized tax rate adjustment (4)	(345)	(0.01)	—	—	(335)	(0.01)	415	0.01
Total adjustments	3,169	0.06	—	—	4,228	0.08	4,699	0.09
Non-GAAP Adjusted Net Income and Adjusted EPS	$41,227	$0.81	$38,167	$0.73	$109,463	$2.14	$108,173	$2.06
Note: Amounts may not add due to rounding.
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Items related to divestiture represent costs related to divesting of assets sold.
(2) Items related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income	$38,058	$38,167	$105,235	$103,474
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,089	14,371	45,985	37,425
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	2,851	(9,208)	9,778	(2,462)
Total adjustments	19,940	5,163	55,763	34,963
GAAP Net cash provided by operating activities	57,998	43,330	160,998	138,437
Purchases of property and equipment	(3,233)	(2,065)	(9,055)	(7,139)
Non-GAAP Free Cash Flow	54,765	41,265	151,943	131,298
Transition and other payments associated with new warehouse and divestiture (1)	1,517	3,284	2,327	10,902
Additional income tax payments associated with divestiture	—	12,656	—	12,656
Non-GAAP Adjusted Free Cash Flow	$56,282	$57,205	$154,270	$154,856
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition. Payments related to divestiture represent costs related to divesting of assets sold, including (but not limited to) costs to exit or convert contractual obligations, severance and consulting costs; and certain costs related to the consummation of the divestiture process such as legal and other related professional fees.

Outlook for Fiscal Year 2020:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2020 Projected EPS
	Low	High
Projected FY'20 GAAP EPS	$2.67	$2.69
Adjustments:
Integration of new logistics provider (1)	0.15	0.15
Loss on extinguishment of debt	0.03	0.03
Total Adjustments	0.18	0.18
Projected Non-GAAP Adjusted EPS	$2.85	$2.87
(1) Represents costs to integrate our new logistics provider into our operations.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2020 Projected Free Cash Flow
(In millions)
Projected FY'20 GAAP Net cash provided by operating activities	$205
Additions to property and equipment for cash	(15)
Projected Non-GAAP Free Cash Flow	190
Payments associated with integration of new logistics provider	10
Projected Non-GAAP Adjusted Free Cash Flow	$200